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PRICING SUPPLEMENT NO. 30 DATED          Filed Pursuant to
DECEMBER 4, 1997 TO PROSPECTUS DATED     Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY   File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                         CMS ENERGY CORPORATION

   General Term Notes (servicemark of J.W. Korth & Company), Series D
               Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the Distribution Agreement from time to time. Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:              $ 4,042,000.00
Original Issue Date (Settlement Date)    December 9, 1997
Stated Maturity Date:                    November 15, 2004
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           7.250% Per Annum
Interest Payment Dates:                  May 15 and November 15 and
                                         semi-annually thereafter
                                         Commencing May 15, 1998
Survivor's Option:                       [ X ] Yes  [   ] No
Optional Redemption:                     [ X ] Yes  [   ] No
Initial Redemption Date:                 November 15, 1999
Redemption Price:                        Initially 101.00% of Principal
                                         Amount and 100% after the first
                                         anniversary of the Initial
                                         Redemption Date.

       Agent                             Principal Amount of Notes
                                           Solicited by Each Agent

Prudential Securities Incorporated       $  361,000.00
First of Michigan Corporation            $  121,000.00
Roney & Co.                              $  109,000.00
J.W. Korth & Company                     $3,451,000.00
          Total                          $4,042,000.00

                                           Per Note
                                         Sold by Agents
                                          To Public   Total

Issue Price:                             $1,000.00  $4,042,000.00
Agent's Discount or Commission:          $    7.00  $   28,294.00
Maximum Dealer's Discount or
  Selling Concession:                    $   19.00  $   76,798.00
Proceeds to the Company:                 $  974.00  $3,936,908.00

CUSIP Number:   12589QVJ2
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